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                                                                   EXHIBIT 10(c)
                                 THIRD AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                                       AND
                             COVENANT NOT TO COMPETE

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE (the "Employment Agreement") by and between THE SCOTTS MIRACLE-GRO COMPANY (the "Company"), THE SCOTTS COMPANY LLC (the "LLC"), previously known as THE SCOTTS COMPANY, and ROBERT F. BERNSTOCK (the "Executive"), effective October 1, 2005, and executed and agreed to on February 9, 2006.

                                   WITNESSETH

WHEREAS, the Executive and the LLC entered into an Employment Agreement and Covenant Not to Compete, effective as of October 1, 2004, which was executed on September 16, 2004 (the "Employment Agreement");

WHEREAS, the LLC and the Executive subsequently entered into First and Second Amendments to the Employment Agreement;

WHEREAS, subsequently, the Executive was assigned different responsibilities with the LLC and also became an officer of the Company;

WHEREAS, the Company, the LLC and the Executive desire to modify the provisions of the Employment Agreement to reflect Executive's new arrangement with the Company and the LLC;

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Third Amendment, and intending to be legally bound, the Executive, the Company and the LLC agree that the Employment Agreement is hereby amended as follows effective as of October 1, 2005.

1.    PARAGRAPH 1 (a) IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

      1.    Title and Duties

      (a) General. The Executive agrees to continue in the employment of the LLC on and after October 1, 2005, pursuant to the terms of this Employment Agreement, as amended. The Executive's titles will be President and Chief Operating Officer of The Scotts Company LLC ("LLC") effective October 1, 2005 and President of The Scotts Miracle-Gro Company ("Company") effective December 9, 2005. The Executive's duties and responsibilities will be as described in the Company's and the LLC's Bylaws (as in effect as of the dates just given) and the Executive shall at all times report directly to the Chief Executive Officer of the Company, or as otherwise agreed by the Executive. The Executive will exercise due diligence and reasonable care in the performance of the Executive's duties under this Employment Agreement. During the Term of this Employment Agreement, a change in the Executive's assignments or duties shall not

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      constitute "Constructive Termination", as defined in Paragraph 2(c), if, in any given fiscal year, the Executive does not lose supervision or reporting relationships over business functions or segments that have generated one hundred million dollars or more of revenue in the prior fiscal year, or which constitute a core business function of the Company.

2.    PARAGRAPH 3 (a) IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

      3.    Compensation

      (a) Base Salary. Beginning October 1, 2005, and continuing for each year during the Term hereof, the Executive will be paid an annualized base salary of $660,000 ("Base Salary"), payable in accordance with the Company's payroll guidelines, subject to applicable tax and benefit plan withholding. Increases may be made to the Executive's Base Salary (in accordance with the standard performance review procedures for senior executive officers of the Company) at the discretion of the Compensation and Organization Committee and approved by the Board of Directors based upon the Executive's individual performance. Notwithstanding the foregoing, if the Executive's Base Salary is increased, it shall not thereafter be decreased during the Term of this Employment Agreement.

3.    PARAGRAPH 3(d) IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

      (d) Benefit Plan Participation. The Executive shall be entitled to participate in all of the Company's benefit programs for senior management executives. The Executive shall participate in, and be eligible to receive benefits under, any "employee welfare benefit plans" and "employee pension benefit plans" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and business travel insurance plans and programs as shall apply to general and/or executive employees of the Company; and shall be provided benefits under such plans and agreements substantially equivalent (in the aggregate) to the benefits provided to other senior executive officers of the Company and on substantially similar terms and conditions as such benefits are provided to other senior executive officers of the Company. Notwithstanding the foregoing, the Executive is not eligible for participation in the Company's pension plan. The Executive will participate, or be eligible to participate where participation is voluntary, in any non-qualified pension, supplemental executive retirement programs, deferred compensation, and excess benefit plans sponsored by the Company and available to any of the Company's senior management executives. During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are provided to other senior executive officers of the Company, and the Executive shall be entitled to receive any other fringe benefits or perquisites that become available to other senior executive officers of the Company subsequent to the date of execution of this Employment Agreement. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following benefits during the Term: (i) paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with benefits no less favorable (in the aggregate) than those provided to any other senior

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      executive officers of the Company; (ii) an automobile allowance of no more than $2,000 annually; (iii) the Executive and, in some circumstances, members of his immediate family shall receive use of one or more Company-owned or leased and Company operated aircraft in accordance with the Company's standard executive flight and travel policies, in any event not to exceed more than thirty hours of personal use per year. The Executive acknowledges that part of any such travel may constitute additional taxable compensation of the Executive, but the Company makes no tax representation relating thereto. The Executive shall be responsible for all taxes related to such additional taxable compensation of the Executive. In the event that the Executive shall attain the age of fifty-five years while in the active employment of the Company, and completes at least six years of full-time continuous employment with the Company, the Company will extend active employee health care benefits required to be available to the Executive for a limited period ("COBRA Coverage") under Part Six of Title One of ERISA, until the Executive attains the age of sixty-five years (or, in the event of the Executive's death, would have attained the age of sixty-five years) or becomes entitled to benefits under the Federal "Medicare Part A" program, whichever shall first occur. The Executive will pay a premium for such extended health care coverage. During the period in which COBRA Coverage is statutorily required under ERISA, the Executive (or his spouse or dependents in the event of his death) shall pay the COBRA premium then in effect for those who elect COBRA Coverage under the Company's health plan or plans. Thereafter, during the extended coverage period described in this Paragraph 3(d), the Executive shall pay one hundred fifty percent of such COBRA premium in effect from time to time for such coverage.

4.    NEW PARAGRAPH7(m) IS ADDED TO READ AS FOLLOWS:

      Regardless of any other provision, the parties agree that this Agreement will be administered in a manner reasonably expected to avoid any penalties under Section 409A of the Internal Revenue Code of 1986, as amended.

THE SCOTTS MIRACLE-GRO COMPANY           THE SCOTTS COMPANY LLC

BY: /s/ Denise S. Stump                  BY:  /s/ Denise S. Stump
    ---------------------------               -----------------------------

Its: EVP, Global HR                      Its: EVP, Global HR
     --------------------------               -----------------------------

AGREED AND ACCEPTED This
9th day of February 2006.

/s/ Robert F. Bernstock
---------------------------
ROBERT F. BERNSTOCK